Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-3 Nos. 333-201866 and 333-252777) of SeaChange International, Inc.; and

2)	Registration Statement (Form S-8 Nos. 333-201867, 333-210716, 333-220912, and 333-258228) of SeaChange International, Inc.,

of our report dated April 8, 2022 with respect to our audits of the consolidated financial statements of SeaChange International, Inc. as of January 31, 2022 and 2021 and for the years ended January 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of SeaChange International, Inc. for the year ended January 31, 2022.

/s/ Marcum llp

Marcum llp

Philadelphia, Pennsylvania

April 8, 2022